EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement ("Agreement"), including the attached Exhibit "A", is entered into by and between MAXXAM Inc., a Delaware corporation having offices at 5847 San Felipe, Suite 2600, Houston, Texas 77057 ("Employer"), and J. Kent Friedman, an individual currently residing at 1111 Hermann Drive, Houston, Texas 77004 ("Employee"), to be effective on December 1, 1999 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

         1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the earlier of (i) the date of Employee's death, (ii) the date of Employee's initial eligibility for benefits under Employer's Long Term Disability Plan, or
(iii) December 31, 2004 (the "Term"), subject to the terms and conditions of this Agreement and Employer's Code of Business Conduct ("Employer's Code") as in effect from time to time.

         1.2 Employee shall be employed as General Counsel and Chief Legal Officer of Employer and shall report directly to the Chairman of Employer's Board of Directors. In addition Employee shall serve as Senior Vice President and General Counsel of Employer's affiliate, Kaiser Aluminum Corporation ("Kaiser"). Employee agrees to serve in the assigned positions and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such positions as determined by Employer, as well as such reasonable additional or different duties and services appropriate to such positions which Employee from time to time may be directed to perform by Employer. It is anticipated that Employee will be elected as a member of, and Vice Chairman of, Employer's Board of Directors, and Employer shall use its best efforts to cause Employee to continue to be elected to serve in such positions throughout the Term so long as he is employed by Employer.


          1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that, subject to Employer's Code, Employee (i) may engage in charitable and community activities, (ii) may engage in passive personal investments and other business activities, and (iii) may act as a fiduciary with respect to trusts and estates of friends and relatives of Employee, so long as such activities do not conflict with the business and affairs of Employer or interfere with Employee's performance of his duties hereunder. Employee may not serve on the board of directors of any entity, other than Employer or a charitable, community service, and/or non-profit organization, while employed by Employer without approval of the appropriate committee of Employer's Board of Directors in accordance with Employer's policies and procedures regarding such service, which approval will not be unreasonably withheld. Employee shall be permitted to retain any compensation received for service on other corporations' boards of directors except for boards of directors on which Employee serves at the request of Employer.

ARTICLE 2:  COMPENSATION AND BENEFITS:

         2.1 Employee's base salary while employed by Employer during the Term shall be payable at a rate of not less than $450,000 per annum which shall be paid in accordance with Employer's standard payroll practice for its executives in effect from time to time. Employee's base salary shall be reviewed in accordance with Employer's generally applicable practice; however, Employer has no obligation hereunder to increase Employee's base salary.

         2.2 Employee shall participate in Employer's bonus and similar incentive arrangements that are available to Employer's senior executives and shall receive a bonus of not less than $150,000 under such arrangements for each calendar year during the Term while employed by Employer, prorated on the basis of a 365 day year for any partial calendar years. In determining Employee's bonus for 2000, Employee's service as interim general counsel prior to the Effective Date may be taken into account.

         2.3 On, or as soon as practicable after, the Effective Date, through the appropriate compensation committee of its Board of Directors, Employer shall grant to Employee under the MAXXAM Inc. 1994 Omnibus Employee Incentive Plan (the "MAXXAM Incentive Plan") 17,500 non-qualified stock options (the "Options"), with such Options having tandem stock appreciation rights (the "SARs"), in connection with 17,500 shares of Employer's common stock, $.50 par value (the "Common Stock"). The form and other terms and conditions of the Options and tandem SARs (other than the appreciation base per share, which shall be the Fair Market Value (as such term is defined in the MAXXAM Incentive Plan) of the Common Stock on the date of grant) are set forth in Exhibit "A" attached to, and forming a part of, this Agreement.

          2.4 On, or as soon as practicable after, the Effective Date, through its Board of Directors or appropriate committee thereof, Kaiser shall grant to Employee under the Kaiser 1997 Omnibus Stock Incentive Plan (the "Kaiser Incentive Plan") 167,000 nonqualified options to purchase the common stock, $.01 par value, of Kaiser at an option price of $9.00 per share. The form and other terms and conditions of such option are set forth in Exhibit "B" attached to, and forming a part of, this Agreement. Employer represents to Employee that Employer is an "Affiliate" of Kaiser as such term is defined in the Kaiser Incentive Plan.

         2.5 At all times during the Term while Employee is employed by Employer, Employee will be designated as a participant in the MAXXAM Inc. Revised Capital Accumulation Plan of 1988 (the "CAP") and the MAXXAM Inc. Supplemental Executive Retirement Plan (the "SERP") to the extent such plans exist and subject to the terms of such plans as in existence from time to time.

         2.6 From and after the Effective Date, subject to Employer's generally applicable expense reimbursement policies, Employer shall reimburse Employee for, all ordinary, reasonable, and necessary expenses which Employee incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues, and subscriptions, and reasonable dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies as to which Employer determines that Employee's participation is in the best interest of Employer. Employer shall provide Employee with an automobile allowance of $1,300 per month during the Term. Employer will reimburse Employee for reasonable legal expenses incurred after October 15, 1999, in connection with the negotiation and drafting of this Agreement, not to exceed $5,000.

         2.7 On, or as soon as practicable after, the Effective Date, Employer shall make a $250,000 interest free full recourse loan (the "Loan") to Employee. Except as otherwise provided herein, on December 1 of each year after 1999, $50,000 of the principal of the Loan shall be forgiven by Employer until the principal of the Loan has been reduced to zero.

         2.8 While employed by Employer, Employee shall be allowed to participate, on the same basis as other senior executive employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer's senior executive employees. Such benefits, plans, and programs may include, without limitation, medical, health and dental care, life insurance, disability protection, and qualified retirement plans.

         2.9 During each calendar year of his employment during the Term, Employee shall be entitled to four weeks vacation in lieu of the vacation to which Employee would otherwise be entitled under Employer's vacation policy. Such vacation entitlement shall be pro rated for any partial calendar year of employment. Unused vacation may be carried forward in accordance with Employer's existing policy but will not in any event be cashed out.

         2.10 While Employee is employed by Employer during the Term, Employer shall reimburse Employee for the cost of $1,000,000 of term life insurance coverage on Employee's life with such coverage to be selected and purchased by Employee; provided, however, that such reimbursement shall not exceed $10,000 per year.

         2.11 While Employee is employed by Employer during the Term, Employer shall reimburse Employee for the cost of $220,000 of supplemental long term disability coverage on Employee with such coverage to be selected and purchased by Employee; provided, however, that such reimbursement shall not exceed $5,000 per year.

         2.12 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement or otherwise all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         2.13 To the extent that the payments made to Employee under this Agreement are subject to federal income, excise, or other tax at a rate above the rate ordinarily applicable to wages and salaries paid in the ordinary course of business ("Penalty Tax"), whether as a result of the provisions of sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then such payments shall be increased by an amount (the "Additional Amount") such that the net amount received by Employee, after paying any applicable Penalty Tax and any federal or state income tax on such Additional Amount, shall be equal to the amount that Employee would have received if such Penalty Tax were not applicable to such payments. For purposes of determining the Additional Amount, the Penalty Tax on the payments made to Employee under this Agreement shall be determined considering any other payment to, or benefit conferred upon, Employee under any other arrangement sponsored by Employer ("Other Payment"), and, to the extent that the penalty Tax is applicable to such Other Payment, such Other Payment shall be treated as if it were made under this Agreement for purposes of the application of this Section. This Section 2.13 shall only be applicable following a Change of Control (as defined in Section 3.8) and shall not be triggered by a change of control of Kaiser.

         2.14 Employer has purchased and currently maintains insurance protecting its officers and directors against certain losses arising out of actual or threatened actions, suits, or proceedings to which such person may be made or threatened to be made parties ("D&O Insurance") and, through its By-laws, provides for the indemnification of officers and directors to the fullest extent permitted under Delaware law ("Indemnification"). Employee shall be covered by such D&O Insurance and Indemnification in the same manner as other senior executives and directors of Employer while employed by Employer during the Term.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

         3.1 Employee's employment with Employer shall be terminated at any time during the Term by Employer upon notice to Employee or by Employee upon notice to Employer for any or no reason.

          3.2 If Employee's employment is terminated by reason of a "Voluntary Termination" (as hereinafter defined), or by Employer for "Cause" (as hereinafter defined), all future compensation and benefits to which Employee is otherwise entitled pursuant to this Agreement shall cease and terminate as of the date of termination, except as specifically provided in this Section 3.2. Employee shall be entitled to (i) pro rata base salary through the date of such termination and (ii) any compensation and benefits otherwise due to Employee pursuant to the terms of Employer's employee benefit plans. The amount described in (i) shall be paid no later than 60 days following Employee's termination, and the amounts described in (ii) shall be paid at the time otherwise payable under the terms of the respective plan or program. Any outstanding principal on the Loan shall become due and payable upon such termination. To the fullest extent permitted by law, Employer shall be permitted to reduce or offset any amounts payable to Employee hereunder or otherwise in satisfaction of the outstanding principal on the Loan.

         3.3 If Employee's employment is terminated by reason of the death of Employee or by reason of Employee becoming eligible for disability benefits under Employer's Long Term Disability Plan, all future compensation and benefits to which Employee is otherwise entitled pursuant to this Agreement shall cease and terminate as of the date of termination, except as specifically provided in this Section 3.3. Employee, or his estate in the case of Employee's death, shall be entitled to (i) pro rata base salary through the date of such termination,
(ii) the minimum bonus described in Section 2.2 pro rated through the date of such termination and any other individual bonuses or individual incentive compensation earned prior to such termination but not yet paid under Employer's plans, (iii) an amount equal to any portion of Employee's interest in the CAP as of the date of termination which is not vested and is forfeited under the terms of the CAP, and (iv) any compensation and benefits otherwise due to Employee pursuant to the terms of Employer's employee benefit plans. The amounts described in (i) and (iii) shall be paid no later than 60 days following Employee's termination, and the amounts described in (ii) and (iv) shall be paid at the time otherwise payable under the terms of the respective plan or program. The above notwithstanding, if Employee (in the case of disability) or Employee's spouse or other beneficiary (in the case of death) is not entitled to a benefit under the terms of the Pension Plan and the SERP because Employee has less than five years of service with Employer on the date of his death or disability, Employer shall pay to Employee or Employee's spouse or other beneficiary, as applicable, the pension that would have been payable under the Pension Plan and the SERP if Employee had five years of service, but taking into account only Employee's actual service with Employer in determining Employee's accrued pension benefit, with such pension to be paid in accordance with the terms of, and procedures under, the Pension Plan and the SERP. Any outstanding principal on the Loan shall become due and payable upon Employee's termination. To the fullest extent permitted by law, Employer shall be permitted to reduce or offset any amounts payable to Employee or his estate hereunder or otherwise in satisfaction of the outstanding principal on the Loan.

          3.4 If Employee's employment is terminated for any reason other than as described in Sections 3.2 and 3.3 above during the Term, (i) Employer shall continue to pay to Employee through December 31, 2004 (A) Employee's base salary, determined at the highest rate in effect within the one year period ending on the date of termination, and (B) Employee's bonus at the rate in effect for the last full year of Employee's employment, or, if Employee should be terminated during 2000, at the rate of $150,000 per year; provided, however, that such payments in (A) and (B) shall be offset by any amounts earned by Employee during such period for his personal services; (ii) any remaining principal balance on the Loan shall be forgiven at the time of Employee's termination of employment; (iii) Employee shall be entitled to any benefits otherwise due to Employee pursuant to the terms of Employer's employee benefit plans; and (iv) Employer shall pay to Employee the pension that would have been payable under the Pension Plan and the SERP if Employee had remained employed by Employer through December 31, 2004 at the compensation level in effect on Employee's date of termination, with such pension to be paid in accordance with the terms of, and procedures under, the Pension Plan and the SERP. Employee shall not be entitled to any additional severance benefit under any severance plan sponsored by Employer.

         3.5 As a condition to the receipt of the severance benefits provided in
Section 3.4, Employee shall execute a release, releasing Employer and Employer's shareholders, officers, directors, employees, and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to, all claims or causes or action arising out of Employee's employment with Employer or the termination of such employment, and the performance of Employer's obligations hereunder and receipt of any benefits provided hereunder by Employee shall constitute full settlement of all such claims and causes of action. Notwithstanding the foregoing, such release shall not affect claims that (i) are covered by any written indemnification arrangement of Employer with respect to Employee, (ii) arise under any written employee benefit plan or arrangement, or (iii) constitute a statutory right that may not be waived by Employee.

         3.6 For purposes of Section 3.2, a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term shall be any termination of employment by Employee, other than (i) a termination of Employee's employment because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer, (ii) a termination of Employee's employment within six months of a material reduction in Employee's rank or responsibility with Employer which remains uncorrected for 30 days following written notice of such reduction by Employee to Employer, or (iii) a termination of Employee's employment within 12 months of a "Change of Control" (as hereinafter defined) of Employer.

         3.7 For purposes of Section 3.2, the term "Cause" shall mean any of (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (ii) Employee's conviction of a felony, (iii) Employee's commission of an act of fraud against Employer, (iv) Employee's breach of any material provision of this Agreement which remains uncorrected for 30 days following written notice to Employee by Employer of such breach, (v) Employee's failure to substantially perform his duties hereunder, other than as a result of illness or injury, which failure remains uncorrected for 30 days following written notice to Employee by Employer of such failure, or (vi) Employee's material failure to comply with Employer's Code, which failure remains uncorrected for 30 days following written notice to Employee by Employer of such failure.

          3.8 For purposes of Section 3.6, the term "Change of Control" shall mean the occurrence of either of the following events: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of voting stock representing (x) more than 35% of the voting power in the election of a majority of the directors of Employer represented by all outstanding voting stock of Employer and (y) more of such voting power than is so owned by the Principals; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Principals becomes the "beneficial owner" (as defined above), directly or indirectly, of voting stock representing more of the voting power in the election of a majority of the directors of Employer represented by all outstanding voting stock of Employer than is at the time represented by voting stock "beneficially owned" (as defined above) by the Principals. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of Employer will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. "Principals" means Charles Hurwitz, his wife and lineal descendants, any trust for the benefit thereof, any entity in which any one or more of such persons hold a controlling interest, and/or any group of which one or more of the Principals is a member (provided that one or more of the Principals beneficially owns voting stock representing at least 35% of the voting power in the election of a majority of the directors of Employer of the voting stock beneficially owned by such group and more of such voting power than is owned by any member of such group other than one or more of the Principals). The "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor statute thereto) and the rules and regulations promulgated thereunder.

         3.9 Employee hereby agrees that he will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any information related to the Employer or its officers, directors, employees, or shareholders (other than publicly available information), or make any use thereof, except for the benefit of, and on behalf of, Employer. For the purposes of this Section, the term "Employer" shall also include affiliates of Employer. Employee agrees that he will pay to Employer any amounts that he may benefit as a result of his breach of the provisions of this Section.

ARTICLE 4:  MISCELLANEOUS:

          4.1 Any controversy, whether contractual or otherwise, arising out of or related in any way to this Agreement or to the employment of Employee, shall be subject to final and binding arbitration in lieu of litigation. Any such arbitration proceedings shall be subject to the labor arbitration rules of the American Arbitration Association and shall be held in Houston, Texas before a single arbitrator selected by the parties from the American Arbitration Association's employment law panel. In deciding the substance of the parties' claims, the arbitrator shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law). The arbitrator will not have the power to add to or ignore any of the terms and conditions of this Agreement. His or her decision shall not go beyond what is necessary for the interpretation and application of this Agreement and obligations of the parties under this Agreement. If any controversy regarding this Agreement is submitted to arbitration, Employee and Employer agree that the arbitrator's decision shall be final and legally binding on both parties. The arbitration provisions of this Section shall be governed by the provisions of the Federal Arbitration Act. This Section shall not prevent Employer from seeking an injunction from a court of competent jurisdiction in connection with any actual or threatened breach of Section 3.9 by Employee.

         4.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Employer, to MAXXAM Inc. at its corporate headquarters to the attention of the President of MAXXAM Inc.

          If to Employee, to his last known personal residence.

         4.3 Except as otherwise provided herein, this agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer to the laws of another State or country.

         4.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         4.5 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

          4.6 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

         4.7 This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to such subject matter, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matter. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matter, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

         EXECUTED this 29th day of November, 1999.

                                          MAXXAM INC.


                                          By:   /s/ Charles E. Hurwitz
                                              ----------------------------
                                                Charles E. Hurwitz
                                                Chairman of the Board and
                                                Chief Executive Officer

                                          EMPLOYEE:

                                          /s/ J. Kent Friedman
                                          --------------------------------
                                          J. Kent Friedman